EX-21
                         SUBSIDIARIES OF THE COMPANY

                         SUBSIDIARIES OF THE COMPANY

Impact Active Team Ltd, Inc., an Israeli corporation.

TPDS Ltd., and Israeli corporation

Meizam - Advanced Enterprise Center Arad Ltd., an Israeli corporation.